LIFE PARTNERS EXPECTS SUBSTANTIAL INCREASE IN

FIRST QUARTER EARNINGS AND REVENUES

WACO, TX — June 4, 2007 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today issued exceptionally positive earnings guidance for its first quarter ended May 31, 2007. The company expects to report earnings which are approximately nine times greater than the first quarter of last fiscal year. Earnings for the first quarter ended May 31, 2007 are expected to be approximately $0.49 per share compared with earnings of $0.05 per share for the same period last year. Life Partners also expects to report an almost 200% increase in revenues for the quarter. Revenues are expected to be approximately $17.5 million for the first quarter ended May 31, 2007 compared with revenues of approximately $6 million last year.

Brian Pardo, Chief Executive Officer, said, "We believe our outstanding performance this quarter is a direct result of the substantial and continuing growth in the life settlement market. Each day, more and more wealthy seniors are realizing they can turn their unwanted life insurance into cash. This increasing market awareness has made the life settlement market one of the fastest growing segments of the financial services sector. We’re very proud to be known as “The Architect of Life Settlements.”

The Company plans to officially report its earnings in its Form 10-Q to be filed with the Securities and Exchange Commission on or about July 15, 2007.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of over 5,700 policies totaling approximately $780 million in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

************
FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com